UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF

THE SECURITIES EXCHANGE ACT OF 1934

CHINA MEDICAL TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Cayman Islands	Not Applicable
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

No. 24 Yong Chang North Road

Beijing Economic-Technological Development Area

Beijing 100176, People’s Republic of China

(8610) 6787-1166

(Address, including ZIP Code of registrant’s of Principal Executive Offices)

If this Form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.  ☐

If this Form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.  ☒

Securities Act registration statement file number to which this form relates: 333-126630

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of exchange on which each class is to be registered
None	None

Securities to be registered pursuant to Section 12(g) of the Act:

Ordinary Shares, par value US$0.10 per share*

(Title of Class)

*	Not for trading, but only in connection with the American Depositary Shares. American Depositary Shares representing the Ordinary Shares are being registered under the Securities Act of 1933, as amended, pursuant to a separate Registration Statement on Form F-6 and accordingly are exempt from registration under Section 12(g) of the Securities Exchange Act of 1934, as amended, pursuant to rule 12g3-2(c) thereunder.

Item 1. Description of Registrant’s Securities to be Registered.

Descriptions of the Ordinary Shares and American Depositary Shares to be registered hereunder are contained in the sections entitled “Description of share capital,” “Description of American Depositary Shares” and “Taxation” in the Preliminary Prospectus included in the Registrant’s Registration Statement on Form F-1 (Registration No. 333-126630), as amended, originally filed with the Securities and Exchange Commission on July 15, 2005 under the Securities Act of 1933, as amended, and are incorporated herein by reference.

Item 2. Exhibits

The documents listed below are filed as exhibits to this Registration Statement:

EXHIBIT NO.
3.2*	Form of Amended and Restated Memorandum and Articles of Association of the Registrant.

4.1*	Registrant’s Specimen American Depositary Receipt (included in Exhibit 4.3).

4.2*	Registrant’s Specimen Certificate for Ordinary Shares.

4.3*	Form of Deposit Agreement by and among the Registrant, Citibank, N.A. and the holders and beneficial owners of American Depositary Shares evidenced by American Depositary Receipts issued thereunder.

4.4*	Stock Subscription and Purchase Agreement, dated as of September 23, 2002, among GE (China) Co., Ltd., Golden Meditech (BVI) Company Limited, Beijing Chengxuan Economic and Trade Co., Ltd., Beijing Boda Technology Investment and Development Co., Ltd., Beijing University People’s Hospital, Bi Xiaoqiong, He Shenxu, Bengbu Wanrong Equity Investment Advisory Co., Ltd., Beijing Dongfang Chuanzhi Science and Technology Development Co., Ltd. and Beijing Yuande Bio-Medical Engineering Co., Ltd.

4.5*	Share Subscription Agreement, dated as of January 19, 2005, among China Medical Technologies, Inc., Chengxuan International Ltd., General Electric International Operations Company, Inc. and Golden Meditech (BVI) Company Limited.

4.6*	Registration Rights Agreement, dated as of January 19, 2005, among the Registrant and other parties therein.

4.7*	Shareholders’ Agreement, dated as of March 19, 2003, among GE (China) Co., Ltd., Golden Meditech (BVI) Company Limited, Beijing Chengxuan Economic and Trade Co., Ltd., Beijing Boda Technology Investment and Development Co., Ltd., Beijing University People’s Hospital, Bi Xiaoqiong, He Shenxu, Bengbu Wanrong Equity Investment Advisory Co., Ltd., Beijing Dongfang Chuanzhi Science and Technology Development Co., Ltd. and Beijing Yuande Biological and Engineering Co., Ltd.

4.8*	Articles of association of Beijing Yuande Bio-Medical Engineering Co., Ltd., dated as of May 12, 2004, among Beijing Chengxuan Economic and Trade Co., Ltd., Golden Meditech (BVI) Company Limited and GE (China) Co., Ltd.

4.9*	Shareholders’ Agreement, dated as of January 19, 2005, among the Registrant and other parties therein.

4.10*	Shareholders’ Agreement, dated as of June 27, 2005, among the Registrant and other parties therein.

*	Incorporated by reference to the Exhibits of the same number to the Registrant’s Registration Statement on Form F-1, as amended, originally filed with the Securities and Exchange Commission on July 15, 2005.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized.

CHINA MEDICAL TECHNOLOGIES, INC.

Dated: July 18, 2005	By:	/s/ Xiaodong Wu
Xiaodong Wu
Chairman and Chief Executive Officer

EXHIBIT INDEX

EXHIBIT NO.
3.2*	Form of Amended and Restated Memorandum and Articles of Association of the Registrant.

4.1*	Registrant’s Specimen American Depositary Receipt (included in Exhibit 4.3).

4.2*	Registrant’s Specimen Certificate for Ordinary Shares.

4.3*	Form of Deposit Agreement by and among the Registrant, Citibank, N.A. and the holders and beneficial owners of American Depositary Shares evidenced by American Depositary Receipts issued thereunder.

4.4*	Stock Subscription and Purchase Agreement, dated as of September 23, 2002, among GE (China) Co., Ltd., Golden Meditech (BVI) Company Limited, Beijing Chengxuan Economic and Trade Co., Ltd., Beijing Boda Technology Investment and Development Co., Ltd., Beijing University People’s Hospital, Bi Xiaoqiong, He Shenxu, Bengbu Wanrong Equity Investment Advisory Co., Ltd., Beijing Dongfang Chuanzhi Science and Technology Development Co., Ltd. and Beijing Yuande Bio-Medical Engineering Co., Ltd.

4.5*	Share Subscription Agreement, dated as of January 19, 2005, among China Medical Technologies, Inc., Chengxuan International Ltd., General Electric International Operations Company, Inc. and Golden Meditech (BVI) Company Limited.

4.6*	Registration Rights Agreement, dated as of January 19, 2005, among the Registrant and other parties therein.

4.7*	Shareholders’ Agreement, dated as of March 19, 2003, among GE (China) Co., Ltd., Golden Meditech (BVI) Company Limited, Beijing Chengxuan Economic and Trade Co., Ltd., Beijing Boda Technology Investment and Development Co., Ltd., Beijing University People’s Hospital, Bi Xiaoqiong, He Shenxu, Bengbu Wanrong Equity Investment Advisory Co., Ltd., Beijing Dongfang Chuanzhi Science and Technology Development Co., Ltd. and Beijing Yuande Biological and Engineering Co., Ltd.

4.8*	Articles of association of Beijing Yuande Bio-Medical Engineering Co., Ltd., dated as of May 12, 2004, among Beijing Chengxuan Economic and Trade Co., Ltd., Golden Meditech (BVI) Company Limited and GE (China) Co., Ltd.

4.9*	Shareholders’ Agreement, dated as of January 19, 2005, among the Registrant and other parties therein.

4.10*	Shareholders’ Agreement, dated as of June 27, 2005, among the Registrant and other parties therein.

*	Incorporated by reference to the Exhibits of the same number to the Registrant’s Registration Statement on Form F-1, as amended, originally filed with the Securities and Exchange Commission on July 15, 2005.